EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)
Series 2003-5 Trust
Receipt of Notice of Intent to Exercise Call Options in Part

CUSIP:  804085207
Symbol:  DKL

FOR IMMEDIATE RELEASE:
July 14, 2010

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), Ford Motor Company Debenture Backed Series 2003-5 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “DKL”), announced today that it has received a notice from Citadel Equity Fund Ltd. of its intended exercise of 41,000 Call Options representing the right to call $41,000,000 aggregate principal amount of the 7.45% Debentures of Ford Motor Company (the “Bonds”) held by the Trust, on July 28, 2010 (the “Intended Settlement Date”).  The Call Options with respect to which the notice of intended exercise has been received represent 50% of the outstanding Bonds held by the Trust.  Under the terms of the Call Options, the party exercising the Call Options may rescind its notice of exercise at any time prior to the Intended Settlement Date by providing notice of rescission to the Trust, in which case settlement of such Call Options would not occur and the Call Options would continue in effect and could be exercised on a subsequent date.  If the notice of exercise is not rescinded and settlement of the Call Options actually occurs on the Intended Settlement Date, the Trust is expected to receive a payment based on an exercise price of 91.498% of the face amount of the Bonds, exclusive of accrued interest.  The Trust Agreement provides that Units will be randomly selected for redemption from the available proceeds of the settlement of the Call Options.

Contact:

Thais Hayum - Assistant Vice-President
Bank of America Merrill Lynch
P: +1-312-904-8944
F: +1-312-453-6195
E: thais.hayum@bankofamerica.com